Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment to the Registration Statement on Form N-1A (the “Registration Statement”) of our reports dated December 27, 2007, relating to the financial statements and financial highlights that appear in the October 31, 2007 Annual Report to Shareholders of The Tocqueville Trust, which reports are also incorporated by reference into the Registration Statement. We also consent to the reference to our firm under the headings “Financial Highlights” in the Prospectus and “Counsel and Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/    Grant Thornton LLP

GRANT THORNTON LLP

Chicago, Illinois
February 27, 2008